EXHIBIT 5.1

GODFREY & KAHN, S.C.
ATTORNEYS AT LAW
780 North Water Street
Milwaukee, Wisconsin 53202
Phone: (414) 273-3500 Fax: (414) 273-5198

June 12, 2002

Paperweight Development Corp.
825 East Wisconsin Avenue
Appleton, Wisconsin 54912-0359
RE:	Registration Statement on Form S-8 Appleton Papers Retirement Savings and Employee Stock Ownership Plan

Ladies and Gentlemen:

        We have acted as your counsel in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about June 12, 2002 relating to 10,000,000 shares of Common Stock, $0.01 par value per share (the "Shares"), of Paperweight Development Corp., a Wisconsin corporation (the "Company"), issuable pursuant to the Appleton Papers Retirement Savings and Stock Ownership Plan (the "Plan").

        We have examined: (i) the Plan, the Plan's prospectus, and the Registration Statement, (ii) the Company's Amended and Restated Articles of Incorporation and Amended and Restated By-Laws, each as amended to date, (iii) certain resolutions of the Company's Board of Directors and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

        In examining the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, and the authenticity of the originals of any such documents.

        Based upon and subject to the foregoing, we are of the opinion that the Shares, upon issuance in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable, except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Statutes, or any successor provision. Section 180.0622(2)(b) of the Wisconsin Statutes provides that shareholders of a corporation organized under Chapter 180 of the Wisconsin Statutes may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon the issuance thereof.

        We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.
Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.